Exhibit 5.1

DLA Piper (Canada) LLP Suite 1000, Livingston Place West 250 2nd St SW Calgary AB T2P 0C1 www.dlapiper.com

September 1, 2020

Epsilon Energy Ltd.
16945 Northchase Drive, Ste 1610

Houston, Texas 77060 USA

Dear Sirs/Mesdames:

Re:	Epsilon Energy Ltd. 2020 Equity Incentive Plan - Registration Statement on Form S-8

We have acted as Canadian counsel to Epsilon Energy Ltd. (“Epsilon”), a company existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Epsilon with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 2,000,000 common shares in the capital of Epsilon issuable under Epsilon’s 2020 Equity Incentive Plan (the “2020 Plan”). Our opinion expressed herein is delivered in connection with the Registration Statement to which this letter appears as an exhibit.

We have examined the Registration Statement, Epsilon’s articles, bylaws, and the 2020 Plan, which have been filed with the Commission as exhibits to the Registration Statement. We have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such directors resolutions, shareholder resolutions, corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of our opinion. With respect to the accuracy of factual matters material to our opinion, we have relied upon certificates of public officials and representatives of Epsilon.

Whenever our opinion refers to shares to be issued under the 2020 Plan, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that a holder of such shares cannot be required to contribute any further amounts to Epsilon by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received, whether in cash, past services performed for Epsilon or otherwise.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicate, certified, conformed, telecopied or photostatic copies, and the authenticity of the originals of such latter documents and the truthfulness and accuracy of the corporate records of Epsilon and of all certificates of public officials and officers of Epsilon.

Our opinion expressed herein is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. Our opinion is given as of the date hereof and is based on legislation and regulations in effect on the date hereof. We do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and provided that all necessary corporate action has been taken by Epsilon to authorize the issuance of the grants under the 2020 Plan, we are of the opinion that the shares to be issued in accordance with the provisions of the 2020 Plan have been duly authorized for issuance by Epsilon, and when and to the extent issued by Epsilon upon satisfaction of all applicable conditions in the manner contemplated by the 2020 Plan, including as applicable, upon vesting and/or full payment to Epsilon of any applicable exercise price, the shares will be validly issued as fully paid and non-assessable.

We hereby consent to the use of our name in, and the filing of this letter as an exhibit to, the Registration Statement. In providing such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ DLA Piper (Canada) LLP